Exhibit 99.1

LHC Group Expands Footprint in Washington and Alabama

LAFAYETTE, La.--(BUSINESS WIRE)--August 3, 2009--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home health services in the United States, announced today that it has expanded its footprint in the Certificate of Need (CON) states of Washington and Alabama. Neither transaction is expected to add materially to LHC Group’s earnings in 2009.

The Company has entered into a home health business relationship with Northeast Washington Health Programs Association to provide home health services in Chewelah, Washington, and the surrounding area. The service area, which covers four counties in the CON state of Washington, has an estimated population of approximately 506,000, with almost 13 percent over the age of 65. Net revenue for the Chewelah, Washington agency during the most recent 12 months was approximately $2.5 million.

Northeast Washington Health Programs Association (NEWHP) is a private non-profit healthcare organization providing medical, dental, home health, hospice and assisted living services. NEWHP offers primary and preventive healthcare through professional teams, which include physicians, physician assistants, nurse practitioners and registered nurses. Services are provided in five life cycle groups: prenatal care, pediatric, adolescent, adult and geriatric. NEWHP serves the Tri-County area of Northeast Washington and specializes in providing access to high quality, affordable healthcare in the rural areas of Northeast Washington.

NEWHP is a Federally Qualified Health Center (FQHC) and is LHC Group’s first business relationship with this type of organization. A FQHC is a reimbursement designation in the United States, referring to several health programs funded under the Health Center Consolidation Act (Section 330 of the Public Health Service Act). FQHCs are community-based organizations that provide comprehensive primary care and preventive care, including health, oral and mental health/substance abuse services to persons of all ages, regardless of their ability to pay. FQHCs operate under a consumer Board of Directors governance structure and function under the supervision of the Health Resources and Services Administration, which is part of the United States Department of Health and Human Services. FQHCs were originally meant to provide comprehensive health services to the medically underserved to reduce the patient load on hospital emergency rooms.

“LHC Group has significant experience in providing home health services,” said Tom Hochwalt, Executive Director of Northeast Washington Health Programs Association. “We are confident that this initiative will strengthen the ability of NEWHP to further our charitable mission of providing quality healthcare to the underserved and economically disadvantaged residents of Northeast Washington.”

The Company also announced that it has entered into a home health joint venture with Coosa Valley Medical Center to provide home health services in Sylacauga, Alabama, and the surrounding area. The service area, which covers seven counties in the CON state of Alabama, has an estimated population of approximately 482,000, with almost 13 percent over the age of 65. Net revenue for the Sylacauga, Alabama agency during the most recent 12 months was approximately $1.1 million.

Coosa Valley Medical Center is based in Sylacauga, Alabama, which is 40 miles southeast of Birmingham. The Medical Center consists of 163 acute care beds, 85 long-term care beds and home care services. The Medical Center is accredited by the Joint Commission on Accreditation of Healthcare Organizations.

Glenn C. Sisk, Chief Executive Officer of Coosa Valley Medical Center, said, “Coosa Valley Medical Center is excited about the opportunity to work with LHC Group in providing home health services to patients in Central Alabama. Coosa Valley Medical Center remains committed to providing high quality healthcare services to residents of our service area. LHC Group has significant experience in providing home health services, and we are confident that the combination will help to enhance the availability of home health services. There will be no interruption in service to patients served by our agency. This will be a seamless transition for our patients, but one that results in improved focus and expertise for our home care services.”

In commenting on the expansion, Keith G. Myers, Chief Executive Officer of LHC Group, said, “We are proud to be partnering with two such fine organizations as Northeast Washington Health Programs Association and Coosa Valley Medical Center. These alliances will help to ensure that residents of both Chewelah, Washington, and Sylacauga, Alabama, receive the highest quality of home health services, delivered by compassionate healthcare professionals. We look forward to working with both these well-respected groups to further expand services and to demonstrate LHC Group’s commitment to helping people in these communities.”

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is one of the largest providers of home health services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s future financial performance and the strength of the Company’s operations. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group’s relationships with referral sources, increased competition for LHC Group’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com